EXHIBIT 12

                           FINOVA CAPITAL CORPORATION
            COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
                             (Dollars in Thousands)


                                                           Six Months Ended
                                                               June 30,
                                                       -------------------------
                                                         1998             1997
                                                       -------------------------
Income before income taxes                             $134,626         $107,361
Add fixed charges:
 Interest expense                                       225,559          199,055
 One-third rentals                                        1,777            1,341
                                                       --------         --------
   Total combined fixed charges                         227,336          200,396
                                                       --------         --------
Income as adjusted                                     $361,962         $307,757
                                                       --------         --------
Ratio of income to fixed charges                           1.59             1.54
                                                       ========         ========